As filed with the Securities and Exchange Commission on October 28, 1999
                                                      Registration No. 333-85753



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ------------


                                    FORM S-3
                                 AMENDMENT NO. 1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------


                            COVOL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                    87-0547337
               --------                                    ----------
    (State or Other Jurisdiction of                     (I.R.S. Employer
    Incorporation or Organization)                   Identification Number)

                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481
                                 --------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 Kirk A. Benson
                       Chairman of the Board of Directors
                            3280 North Frontage Road
                                Lehi, Utah 84043
                                 (801) 768-4481
                                 --------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ---------
                                   Copies to:

                       Richard T. Beard, Paul H. Shaphren
                         Callister Nebeker & McCullough
                          Gateway Tower East, Suite 900
                              10 East South Temple
                           Salt Lake City, Utah 84133
                                 (801) 530-7300
                                   ---------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                ----------------

                        CALCULATION OF REGISTRATION FEE:

o        Title of Each Class of Securities to Be Registered:
         Common Stock ($.001 par value)

                                                                                                Added this
                                                                       Original Amount           Amendment              Total

o        Amount to Be Registered:                                      1,760,037 shares (1)      399,967 (1)       2,160,004 (1)
o        Proposed Maximum Offering Price Per Share (2)                 $4.19                     $2.50
o        Proposed Maximum Aggregate Offering Price (2)                 $7,374,555                $999,918
o        Amount of Registration Fee (2)(3)                             $2,050.13                 $277.98           $2,328.11

(1) Shares which may be resold by the selling stockholder. No consideration will be received by the Registrant for such shares being registered hereby. Includes the resale of shares issuable by the Registrant on conversion of its convertible debt and on exercise of outstanding warrants.
(2) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low prices as of August 19, 1999 and October 27, 1999 of Registrant's Common Stock as reported by the Nasdaq National Market(SM).
(3) Registration Fee is calculated on the basis of $278 per $1,000,000 of the Proposed Maximum Aggregate Offering Price.

         Covol hereby amends this Form S-3 on such date or dates as may be necessary to delay its effective date until Covol shall file a further amendment which specifically states that this Form S-3 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Form S-3 shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

         The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Form S-3 filed with the SEC is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary prospectus              Subject to Completion dated October 28, 1999



Prospectus


                                2,160,004 SHARES


                            COVOL TECHNOLOGIES, INC.

                                  COMMON STOCK


         This is an offering of shares of common stock of Covol Technologies, Inc. Only the selling stockholder, Aspen Capital Resources, LLC, is offering shares to be sold in the offering. Covol is not selling any shares in the offering.

         Covol's common stock is quoted on the Nasdaq Stock Market(SM) under the symbol CVOL. On October 27, 1999, the last reported sale price for the common stock on the Nasdaq Stock Market(SM) was $2.50 per share.



         Covol's executive offices and telephone number are:

                           3280 North Frontage Road
                           Lehi, Utah  84043
                           (801) 768-4481

This investment involves high risks. See "Risk Factors" beginning on page 3.

                              --------------------

The common stock offered in this prospectus has not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                   -----------


                The date of this prospectus is November __, 1999

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               ------------------
                                TABLE OF CONTENTS
                               ------------------
                                                                          Page


RISK FACTORS.................................................................3

FORWARD LOOKING STATEMENTS...................................................9

AVAILABLE INFORMATION........................................................9

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................10

MATERIAL CHANGES............................................................11

USE OF PROCEEDS.............................................................12

SELLING STOCKHOLDER.........................................................12

PLAN OF DISTRIBUTION........................................................13

LEGAL MATTERS...............................................................13

EXPERTS.....................................................................13

                                  RISK FACTORS

         You should consider carefully the following risk factors and other information in this document before investing in our common stock.

We Have a History of Losses; No Assurance of Profit


         We have incurred total losses of approximately $58,000,000 from February 1987 through June 30, 1999. All quarters have had operating losses, including a loss of approximately $5,500,000 for the quarter ended June 30, 1999. We may not be profitable in the future.

Ongoing Financial Viability Depends on Operations Success for License Revenues

         Our existence depends on the ability of our licensees to produce and sell synthetic fuel which will generate license fees to us. There are twenty-four synthetic fuel plants that utilize our patented technology and from which we intend to earn license fees. There are four additional facilities which utilize a technology that we acquired during the six months ended March 31, 1999. Collectively, these 28 facilities do not presently operate at levels needed to generate significant revenues to us. Improved operations at each of these plants depends on the ability of the plant owner to produce a marketable quality of synthetic fuel, and the ability of the plant owner to market the synthetic fuel. Licensees and our owned facilities must successfully address all operating issues, including but not limited to, feedstock availability, cost, moisture content, Btu content, correct binder formulation, operability of equipment, product durability, resistance to water absorption and overall costs of operations, which in many cases to date have resulted in unit costs in excess of resale prices. It is not certain what time will be required to resolve these operating issues or whether these issues can be resolved, and it is not certain how much time will be required for the synthetic fuel to obtain market acceptance. These problems are in some ways beyond our control.


Our Owned  Facilities  Have Not Been Sold and Have  Substantial  Operating  Cash
Needs


         We currently own three synthetic fuel facilities that are held for sale. Operation of these facilities requires a substantial amount of cash. In September 1999, we obtained debt financing which provided net proceeds of approximately $800,000 with availability for additional borrowings of up to $2,800,000. These proceeds will be used for operating expenses and debt service requirements until sufficient operating revenues are generated or the facilities are sold. It is not certain when or whether license revenues will be sufficient to meet operating and debt service requirements. Therefore, we do not know how long the current capital will last. We are continuing to cut operating costs, but further potential cost reductions are limited due to our need to work with plant owners in order to increase license revenues. Operating expenses associated with these plants currently cost approximately $500,000 per month. Marketing difficulties have kept us from generating sales revenues equal to operating expenses, negatively affecting cash flows and increasing capital requirements. We are actively trying to sell these plants and enter into license agreements under which we would be paid advance license fees and license fees based on production. None of these plants is presently under contract for sale. A non-binding letter of intent has been signed, which if fully consummated, would result in the sale of Covol's synthetic fuel business, including the three owned synthetic fuel facilities. More information on this proposed transaction is provided in Covol's Form 8-K filed July 7, 1999.

Debt Terms and Covenants Restrict Our Activities

         We entered on March 17, 1999 into debt and equity financing that contains restrictions on business activities and covenants for future activities. We also agreed to meet specific quarterly earnings targets beginning with the quarter ending December 31, 1999 and for subsequent quarters. The consolidated earnings target for the quarter ending December 31, 1999, adjusted principally for interest, taxes, depreciation and amortization, is $5,000,000. The earnings target increases in subsequent quarters. These terms and conditions also restrict or prohibit specific activities, including for example, incurring more than $4,000,000 of additional indebtedness, and the issuance of debt or equity securities in a senior position. Non-compliance could result in penalty charges, acceleration of repayment, increased interest or assignment of royalty payments from related collateral. See our Form 8-K filed March 24, 1999 for a discussion of the debt terms.

We or our Licensees May Not Qualify for Tax Credits Granted by Congress to Encourage Production of Alternative Fuels

         Section 29 of the Internal Revenue Code provides a tax credit for the production and sale of qualified synthetic fuel. We received a private letter ruling from the IRS in which the IRS agrees that synthetic fuel manufactured using our technology qualifies for the Section 29 tax credits. At least seven other private letter rulings have been issued by the IRS to licensees of our technology. These rulings may be modified or revoked by the IRS if the IRS adopts regulations that are different from these rulings. Also, a private letter ruling may not apply if the actual practice differs from the information given to the IRS for the ruling. Therefore, tax credits may not be available in the future, which would materially adversely impact us. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Tax Credits" for an explanation of qualifications for Section 29 tax credits.

         Based upon the language of Section 29 of the Internal Revenue Code and private letter rulings issued by the IRS to us and our licensees, we and our licensees believe the synthetic fuel facilities built and completed by June 30, 1998 are eligible for Section 29 tax credits. However, the ability to claim the tax credits is dependent upon a number of conditions including, but not limited to, the following:

o The facilities were constructed pursuant to a binding contract entered into on or before December 31, 1996;
o All steps were taken for the facility to be considered placed in service;
o Manufacturing procedures are applied to produce a significant chemical change and hence a "qualified fuel";
o        The synthetic fuel is sold to an unrelated party; and
o The owner of the facility is in a tax paying position and can therefore use the tax credits.

         The IRS may challenge us or our licensees on any one of these or other conditions. Also, we or our licensees may not be in a financial position to claim the tax credits if we or they are not profitable. The inability of a licensee to claim tax credits would potentially reduce our income from the licensees.


         Our  accounting  and  valuation  procedures  assume  qualification  for
Section 29 tax credits so that synthetic fuel production will continue to be the highest and best use of our equipment and facilities. If they lose their qualification under Section 29, the equipment and facilities could be overvalued in any alternative highest and best use.

Synthetic Fuel Facilities May Not Be Commercially Viable After the Tax Credits Expire

         The  synthetic  fuel  facilities  that  qualify for tax  credits  under
Section 29 of the tax code receive economic benefits from the tax credits in addition to the benefits, if any, from operations. It is possible that synthetic fuel facilities that are not eligible for tax credits cannot be built and operated profitably.

         Section 29 expires on December 31, 2007 after which tax credits will not apply to the synthetic fuel facilities. In order to remain competitive and commercially viable after 2007, we must manage our costs of production and feedstock, and we must also develop the market for synthetic fuel with adequate prices to cover the costs.

Other Applications of Our Technology May Not Be Commercially Viable

         We have developed and patented technologies related to the briquetting of wastes and by products from the coal, coke and steel industries. We have also tested in the laboratory the briquetting of other materials. However, to date we have only commercialized our coal-based synthetic fuel application. The other applications have not been commercialized or proven out in full-scale operations. We may not be able to employ these other applications profitably. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Business Strategy - Engineered Resources" for a discussion of non-coal applications of our technology.

We May Be Unable to Obtain Necessary Additional Funding


         We have significant cash outflow requirements for:


o        debt repayments,
o        working capital, and
o        implementation of our business strategy.


         The current amount of outstanding debt is approximately $40,000,000, of which approximately $4,000,000 is due between now and December 31, 1999. Additional debt of approximately $17 million is due in the calendar year 2000. Substantially all of our property, plant and equipment and facilities held for sale are collateral for debt.

         Our cash needs will differ depending on the operations of the licensees' synthetic fuel facilities and the timing of the sale of three facilities which are currently owned by us and held for sale. Our ability to pay debt as it matures is dependent primarily upon our ability to sell the facilities which are held for sale. There can be no assurance that we will sell the facilities or be able to raise any additional funds when needed on terms acceptable to us.

Potential Asset Impairment for Advances on Inventories



         From February 1997 through May 1999, Covol paid approximately $3,900,000 to acquire coal fines for feedstock for the Utah Synfuel plant and to lease the related property where the coal fines are located. Coal fines representing approximately $200,000 of the amount paid have been used in operations. The balance of $3,700,000 has been recorded as an advance on inventories on Covol's balance sheet, and a possible future impairment could reduce Covol's recorded inventories in an amount up to $3,700,000. Covol has learned that there is a dispute over the ownership of the property and is also concerned there may be less recoverable coal fines on the property than was understood when the contract was entered into. As a result of these developments, Covol has demanded the lessor to modify the lease and has stopped making quarterly payments under the contract. See "Material Changes--Earthco Lease" in this prospectus.

         Covol may need to record a future asset impairment for all or a portion of the amount recorded as advances on inventories if:

o        the legal ownership of the fines is not satisfactorily resolved,
o Covol can not use the coal fines paid for prior to contract termination or any extension thereof, or
o the quantity of coal fines at the site is materially less than what was understood and Covol is unable to recover amounts already paid.


We are Dependent Upon Third Party Licensees for Commercial Application of Technology

         We depend on licensees to commercially employ our technology. The payments received by us as royalties and from sales of our patented chemical binder to the facilities, are directly related to the level of production and sales of the synthetic fuel. There is no assurance that our licensees will be able to operate the facilities at a sufficient level of production to provide adequate payments to us to meet our ongoing financial needs. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Synthetic Fuel Manufacturing
Facilities" for a list of our licensees and a discussion of our license and royalty agreements with them.

Market Acceptance of Synthetic Fuel Products is Uncertain


         We are uncertain of the market acceptance of products manufactured using our technology. Synthetic fuel is a relatively new product and competes with standard coal products. Industrial coal users must be satisfied that the synthetic fuel is a suitable substitute for standard coal products. Moisture control, hardness, special handling requirements and other characteristics of the synthetic fuel product may affect its marketability, including sales price. We may be unable to meet the product quality requirements of all our customers. Many industrial coal users are also limited in the amount of synthetic fuel product they can purchase from us and our licensees because they have committed a substantial portion of their coal requirements through long-term contracts. Reliance on spot markets have generally produced lower resale prices compared to long-term coal supply contracts in the utility industry. For these and other possible reasons, customers may not purchase the synthetic fuel products made with our technology. To date our owned facilities and licensees have secured contracts for the sale of only a portion of their production. The suitability of synthetic fuel as a coal substitute and particularly the quality characteristics of synthetic fuel, the overall downward trend in coal prices, and the traditional long-term supply contract practices of fuel buying in the utility industry have made the identification of purchasers of synthetic fuel difficult. We do not know if our owned facilities and licensees will be able to secure market contracts for their synthetic fuel products at full production levels.


Supply of Sufficient Raw Materials for Synthetic Fuel Facilities is Not Assured

         We and our licensees have not secured all the raw materials needed to operate all of the facilities for the full term of the tax credit. Some of the owners of facilities are constructing coal washing facilities to provide feedstock and some of the facilities may have to be moved to sites with enough raw materials for operation. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Supply of Raw Materials" for a discussion of our principal sources of raw materials.

We Must Comply With Government Environmental Regulations

         The synthetic fuel facilities which use our technology must satisfy regulations regarding the discharge of pollutants into the environment. We or the facility owners may be subject to fines for any violation of regulations due to design flaws, construction flaws, or operation errors. A violation may prevent a facility from operating until the violation is cured. We or our licensees may be liable for environmental damage from facilities not operated within environmental guidelines. See our Form 10-K for fiscal year 1998, "ITEM
1. BUSINESS - Government Regulation" for a discussion of the principal areas of federal and state regulation which we are subject to.

We have Significant Competitors

         We experience competition from:

o        Other alternative fuel technology companies and their licensees,
o Companies that specialize in the disposal and recycling of waste products generated by coal, coke, steel and other resource production, and
o        Traditional coal, fuel, and natural resource suppliers.

         Competition may come in the form of the licensing of competing technologies or in the marketing of similar products. We currently have limited experience in manufacturing and marketing. Many of our competitors have greater financial, management and other resources than we have. We may not be able to compete successfully. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS
- Competition" for a discussion of the competitors in the synthetic fuel industry that we are aware of.

Limitation on Protection of Key Intellectual Property

         We rely on patent, trade secret, copyright and trademark law, as well as confidentiality agreements and other security measures to protect our intellectual property. These rights or future rights or properties may not protect our interests in present and future intellectual property. Competitors may successfully contest our patents or may use concepts and processes which enable them to circumvent our technology. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Proprietary Protection" for a list of our trade names, patents and other intellectual property and a discussion of its value to us.

Technological Developments by Third Parties Could Increase Our Competition

         Alternative fuel sources and the recycling of waste products are the subject of extensive research and development by our competitors. If a competitive technology were developed which greatly increased the demand for waste products or reduced the costs of alternative fuels or other resources, the economic viability of our technology would be adversely affected.

         Furthermore, we may not be able to develop or refine our technology to keep up with future synthetic fuel requirements or to commercialize the other applications of our technology as discussed in our business strategy. See our Form 10-K for fiscal year 1998, "ITEM 1. BUSINESS - Business Strategy

- Licensing and Technology Transfer" for a discussion of our efforts to continue to develop and refine our technology.

Operations Liability May Exceed Insurance Coverage

         We are subject to potential operational liability risks, such as liability for workers compensation and injuries to employees or third parties, which are inherent in the manufacturing of industrial products. While we have obtained casualty and property insurance in the amount of $10,000,000, with the intent of covering these risks, there can be no assurance that operation of our owned facilities will not expose us to operational liabilities beyond our insurance coverage.

No Dividends Are Contemplated in the Foreseeable Future


         We have never paid and do not intend to pay dividends on common stock in the foreseeable future. In addition, dividends on common stock cannot be paid until cumulative dividends on our outstanding preferred stock are fully paid. Our ability to pay dividends without approval of the debt and equity holders is also restricted and prohibited by covenant as long as the debt and equity issued in our March financing is outstanding.


Common Stock Price May Continue to be Volatile

         Our common stock is traded on the Nasdaq Stock Market(SM). The market for our common stock has been volatile. Factors such as announcements of production or marketing of synthetic fuel from the synthetic fuel facilities, technological innovations or new products or competitors announcements, government regulatory action, litigation, patent or proprietary rights developments, and market conditions in general could have a significant impact on the future market for our common stock. You may not be able to sell our common stock at or above your purchase price.

Preferred Dividends Accumulate Until Paid and Must Be Paid Prior to Any Dividends to Holders of Common Stock

         We have issued preferred stock that has preferential dividend rights, which dividends will accumulate if unpaid. Dividends on common stock are prohibited until the preferential rights of the preferred stock are satisfied. If we are liquidated, the preferred stockholders are entitled to liquidation proceeds after creditors but before common stockholders. The preferred stock can be converted to common stock. See our Form 8-K filed March 24, 1999 for a discussion of rights of the preferred stock.

Future Sales of Common Stock May Dilute Stockholders


         We have the authority to issue up to 12,234,474 additional shares of common stock and 9,922,490 additional shares of preferred stock. We may issue stock in the future at amounts below current market prices which would cause dilution to stockholders.


Conversion of Convertible Securities May Dilute Stockholders


         We have issued many securities which are convertible into registered common stock. As of October 28, 1999, we had approximately 12,765,000 shares outstanding and substantially all remaining authorized shares are issuable upon conversion of convertible preferred stock and convertible debt, and upon exercise of warrants and options. Approximately 3,700,000 shares are issuable upon exercise or conversion at prices below the current market price. We have commitments to issue approximately 2,975,000 shares of common stock to current and prior management, consultants, advisors and board of director members under all option agreements. Approximately 1,070,000 options are exercisable at prices below the current market price. These options have a weighted average exercise price of $1.50 per share. These numbers are as of October 28, 1999 and do not reflect additional shares we may issue in the future pursuant to anti-dilution provisions. To the extent warrants, options and other convertible securities are converted into common stock, stockholder interests in us will be diluted. If the market value of the common stock decreases significantly, the offering price per share in our private placements or public offerings may decrease causing dilution of ownership to other stockholders.


Dilution of Stockholders Due to Sales of Common Stock and Conversion of Convertible Securities May Affect Our Ability to Raise Additional Capital

         Sales of common stock and convertible preferred stock, and the exercise of options, warrants and other convertible securities may have an adverse effect on the trading price of and market for our common stock. A significant portion of shares underlying our outstanding convertible securities and options and warrants are subject to registration rights. These rights may affect our ability to raise additional capital because financial institutions which require registration rights may be unwilling to proceed with a financing where there are registration rights already in place which impair the value of any new registration rights.

We are Under a Grand Jury Inquiry Which has Not Been Resolved

         In 1997 we received a notice of violation and order of compliance from the State of Utah, Division of Air Quality alleging improper asbestos handling. We signed a settlement with the state and paid a fine in the amount of $11,000. In 1997 the U.S. Environmental Protection Agency began its own investigation. The U.S. Attorney has proceeded with a grand jury inquiry. The outcome of this matter may have adverse effects on us.


                           FORWARD LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Such information can be identified by the use of "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements.



                              AVAILABLE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also read and copy these documents at the offices of the Nasdaq Stock Market(SM) in Washington, D.C.

         This prospectus is part of a Form S-3 registration statement that we filed with the SEC. This prospectus provides you with a general description of the securities that may be offered for sale, but does not contain all of the information that is in the registration statement. To see more detail, you should read the entire registration statement and the exhibits filed with the registration statement.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold. Our file number with the SEC is 0-27808.


o Annual report on Form 10-K filed January 13, 1999, for the fiscal year ended September 30, 1998, as amended on Form 10-K/A filed October 7, 1999,
o        Proxy statement dated and filed January 28, 1999,
o Quarterly report on Form 10-Q filed February 16, 1999, for the fiscal quarter ended December 31, 1998, as amended on Form 10-Q/A filed October 6, 1999,
o        Current report on Form 8-K filed March 24, 1999,
o Quarterly report on Form 10-Q filed May 14, 1999, for the fiscal quarter ended March 31, 1999, as amended on Form 10-Q/A filed October 6, 1999,
o Current report on Form 8-K filed July 7, 1999, relating to 1) the proposed sale of Covol's River Hill synthetic fuel facility, and 2) the proposed sale of substantially all of Covol's synthetic fuel business,
o Quarterly report on Form 10-Q filed August 16, 1999, for the fiscal quarter ended June 30, 1999, as amended on Form 10-Q/A filed October 6, 1999,
o Current report on Form 8-K filed September 13, 1999, related to the sale of Covol's River Hill synthetic fuel facility, as amended on Form 8-K/A filed September 28, 1999, and
o Description of securities contained in Item 11 of Covol's Registration Statement on Form 10/A, Amendment No. 2 filed April 24, 1996.



         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                           Investor Relations Department
                           Covol Technologies, Inc.
                           3280 North Frontage Road
                           Lehi, Utah 84043
                           Telephone Number: (801) 768-4481

                                MATERIAL CHANGES


         The Company has experienced the following material events since the date of filing of its last Annual Report on Form 10-K, which have not previously been the subject of subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K:

         1.       Earthco Lease

         In February 1997, Covol entered into a contract with Earthco to acquire coal fines and to lease property allowing Covol to conduct fines recovery and preparation activities at a location near Wellington, Utah, approximately six miles from the Utah Synfuel plant site. The terms of the contract included an initial payment to Earthco upon execution of the contract and an agreement to acquire the fines and make quarterly payments through May 2000, with options to extend the contract or purchase the property.

         Covol entered into the contract based on the understanding that Earthco was the fee owner of the property and that there were in excess of 2 million tons of recoverable coal fines on the property. Subsequently, Covol learned that Nevada Electric Investment Company disputes that Earthco is the owner of the property, and that there may be substantially less than 2 million tons of recoverable fines on the property. Consequently, in August 1999, Covol notified Earthco that unless Earthco could procure and provide evidence that it could warrant title to the property and adjust contract payments to reflect the actual recoverable fines at the property, Covol may elect to terminate the contract and seek appropriate damages. On this basis, Covol has refused to make further quarterly payments to Earthco under the contract. Covol has previously made payments under the contract totaling $3,916,664 and the contract called for future quarterly payments totaling $1,583,732 through May 2000. Earthco has responded by denying Covol's claims and alleging issues of property reclamation and bonding, U.S. Department of Interior fees, and failed contract payment. Covol denies these allegations. The dispute is at an early stage and resolution is uncertain. However, if the matter is resolved adversely to Covol it could result in a reduction of Covol's recorded inventories in an amount up to $3,700,000.

         2.       Secured Convertible Debt

         On September 17, 1999, Covol entered into a financing arrangement with Aspen Capital Resources, LLC to provide up to $4 million of funding in the form of convertible secured debt. Covol can make draws under this arrangement as working capital is needed. Amounts drawn under this arrangement are convertible into Covol common stock at the lesser of $3.00 or current market rates at the time of conversion. The arrangement also requires issuance of warrants for the purchase of Covol common stock at an exercise price of $3.60 per share. The number of warrants issued is equal to 40% of the Covol common shares issuable pursuant to the actual convertible secured debt issued under this arrangement. Covol can redeem all outstanding debt under this arrangement at a rate equal to 125 % of the face value of the debt. Covol assigned royalties to be received from one of its licensed synthetic fuel facilities as collateral for this financing. Borrowings under this arrangement are due March 17, 2001, if not converted or redeemed earlier.

                                 USE OF PROCEEDS


         The net proceeds from the sale of common stock will be received by the selling stockholder. Covol will not receive any of the proceeds from any sale of the shares by the selling stockholder.

         The selling stockholder may acquire shares upon exercise of warrants. Any proceeds to Covol from the exercise of warrants will be used as working capital.


                               SELLING STOCKHOLDER

         The information in the table below is taken as of October 28, 1999. The amounts in the table assume full conversion of convertible debentures held by the selling stockholder at a conversion price of $2.54 per share which has been adjusted based on changes in current market price of the common stock and is subject to future market price changes. The table also assumes full exercise of all warrants held by the selling stockholder. The selling stockholder listed in the table does not necessarily intend to sell any of its shares. Covol filed the registration statement which includes this prospectus due to registration rights granted to the selling stockholder, not because the stockholder had expressed an intent to immediately sell its shares.

------------------------------ --------------------------- ------------------- -------------------------------
                                                                                    Shares Beneficially
                                                                                      Owned After the
                                    Number of Shares                               Offering, Assuming All
                                Beneficially Owned Prior      Shares to be         Registered Shares Are
                                    to the Offering,         Registered for               Sold
           Name of               Including Convertible        Sale in the      -------------------------------
      Beneficial Owner               Securities(1)            Offering(1)           Number         Percent(2)
------------------------------ --------------------------- ------------------- -------------------------------
                                           c1,573,564          c1,573,564
Aspen Capital Resources, LLC(3)              w586,440            w586,440               0               0
------------------------------ --------------------------- ------------------- -------------------------------

 (1)     This column  indicates  shares  issuable on exercise of warrants by the
         letter  "w,"  and  shares   issuable  upon  conversion  of  convertible
         debentures by the letter "c."

 (2) Indicates the percentage of Covol's common stock outstanding, assuming conversion of convertible securities and exercise of warrants by the indicated selling stockholder.

(3) Covol has been informed that Joe K. Johnson, a lender to Covol, owns 99% of the selling shareholder, Aspen Capital Resources, LLC. The other 1% is owned by Mr. Johnson's spouse.

         This prospectus applies to the offer and sale by the selling stockholder of common stock of Covol. The shares being offered for sale include 1,573,564 shares obtainable by conversion of convertible debentures by the selling stockholder, and 586,440 shares obtainable by exercising warrants owned by or issuable to the selling stockholder.



         The convertible debentures are convertible into a number of shares of common stock determined by dividing the outstanding convertible debt principal, plus accrued interest, by the lesser of $3.00 or the market value of Covol's common stock on the date of conversion.

                              PLAN OF DISTRIBUTION


         The selling stockholder may sell some or all of its shares at any time and in any of the following ways. It may sell its shares:

o To underwriters who buy the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time;
o Through brokers, acting as principal or agent, in transactions, which may involve block transactions, on the Nasdaq Stock Market_ or on other exchanges on which the shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;
o Directly or through brokers or agents in private sales at negotiated prices; or
o In open market transactions in reliance upon rule 144 under the Securities Act, provided the selling shareholder complies with the requirements of the rule; or
o        By any other legally available means.

         The selling stockholder may pay part of the proceeds from the sale of shares in commissions and other compensation to underwriters, dealers, brokers or agents who participate in the sales.

         To the knowledge of Covol, the seller purchased in the ordinary course of investment.

         At the time the seller purchased the securities to be resold, it represented to Covol that it had purchased the securities for its own account and not with a view to distribution or resale.


         Some states may require shares to be sold only through registered or licensed brokers or dealers. In addition, some states may require the shares to be registered or qualified for sale unless an exemption from registration or qualification is available and complied with.


         We have agreed to indemnify the selling stockholder against liabilities under the Securities Act, or to contribute to payments the selling stockholder may be required to make under the Securities Act.



                                  LEGAL MATTERS

         The law firm of Callister Nebeker & McCullough, Salt Lake City, Utah, has rendered an opinion as to the validity of the shares offered under this prospectus.


                                     EXPERTS



         The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K/A for the fiscal year ended September 30, 1998, have been so incorporated in reliance upon the report, which includes an explanatory paragraph relating to the restatement of the 1998 and 1997 financial statements, of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 14.  Other Expenses of Issuance and Distribution.

                  The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.



            SEC Registration Fee..................            $ 2,328.11
            Accountants' Fees and Expenses........            $ 2,000.00
            Legal Fees and Expenses...............            $ 5,000.00
            Miscellaneous.........................            $ 1,000.00
                                                              ----------
                     TOTAL........................           $ 10,328.11



         Item 15.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware allows us to indemnify our officers, directors, employees and agents, as well as persons who have served in these capacities for other corporations at our request, for reasonable costs and expenses associated with civil and criminal suits related to their services in these capacities. The indemnification applies to civil cases arising from acts made in good faith, reasonably believing that they were in the best interests of the corporation. It may also apply to criminal cases if the person had no reason to believe his conduct was unlawful. In some cases, the availability of indemnification may be up to the discretion of the court in which the suit was brought.

         The Registrant's Certificate of Incorporation, as amended, has the following indemnification provisions:

                  This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.

         The Registrant's By-laws similarly provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

         Item 16.  Exhibits.

Exhibit
Number     Description                                                 Location
--------------------------------------------------------------------------------

2.1        Agreement and Plan of Reorganization, dated July 1,            (1)
           1993 between the Registrant and the Stockholders of R1001

2.2        Agreement and Plan of Merger dated August 14, 1995             (1)
           between the Registrant and Covol Technologies, Inc., a Delaware corporation

2.3        Stock Purchase Agreement, dated July 1, 1993, among            (1)
           the Registrant, Lloyd C. McEwan, Michael McEwan, Dale F.
           Minnig and Ted C. Strong regarding the purchase of Industrial Management & Engineering, Inc. and Central
           Industrial Construction, Inc.

2.4        Stock Sale Transaction Documentation, effective as of          (1)
           September 30, 1994, between the Registrant and Farrell F.
           Larson regarding Larson Limestone Company, Inc.

2.5        Stock Purchase Agreement dated February 1, 1996 by and         (1)
           among the Registrant, Michael McEwan and Gerald Larson regarding the sale of State, Inc., Industrial Engineering & Management, Inc., Central Industrial Construction, Inc., and Larson Limestone Company, Inc.

2.5.1      Amendment to Share Purchase Agreement regarding the sale       (1)
           of the Construction Companies

2.5.2      Amendment No. 2 to Share Purchase Agreement regarding          (2)
           the sale of the Construction Companies

3.1        Certificate of Incorporation of the Registrant                 (1)

3.1.1      Certificate of Amendment of the Certificate of                 (1)
           Incorporation of the Registrant dated January 22, 1996

3.1.2      Certificate of Amendment of the Certificate of                 (3)
           Incorporation dated June 25, 1997

3.1.3      Certificate of Designation, Number, Voting Powers,             (4)
           Preferences and Rights of the Registrant's Series A 6%
           Convertible Preferred Stock (Originally designated as
           Exhibit No. 3.1.2)

3.1.4      Certificate of Designation, Number, Voting Powers,             (5)
           Preferences and Rights of the Registrant's Series B
           Convertible Preferred Stock (Originally designated as
           Exhibit No. 3.1.3)

3.1.5      Certificate of Designation, Number, Voting Powers,             (8)
           Preferences and Rights of Covol's Series C 7% Convertible Preferred Stock.

Exhibit
Number     Description                                                 Location
--------------------------------------------------------------------------------

3.1.6      Certificate of Designations, Number, Voting Powers,            (9)
           Preferences and Rights of the Series of the Preferred Stock of Covol Technologies, Inc. to be Designated Series D 7% Cumulative Convertible Preferred Stock.

3.2        By-Laws of the Registrant                                      (1)

3.2.1      Certificate of Amendment to Bylaws of the Registrant           (1)
           dated January 31, 1996

3.2.2      Certificate of Amendment to the Bylaws dated May 20, 1997      (3)
           (Originally designated as Exhibit No. 3.2.1)

3.2.3      Certificate of Amendment to the Bylaws dated June 25, 1997     (3)
           (Originally designated as Exhibit No. 3.2.2)

4.1        Promissory Note between Covol and Mountaineer Synfuel,         (6)
           L.L.C. dated May 5, 1998 (filed as Exhibit 10.52.2 to the filing referenced in the next column)

4.2        Promissory Note dated December 8, 1998 of Covol to             (7)
           Mountaineer Synfuel, L.L.C. (filed as Exhibit 10.52.4 to the filing referenced in the next column)

4.3        Security Agreement dated December 8, 1998 between              (7)
           Mountaineer Synfuel, L.L.C. and Covol (filed as Exhibit
           10.52.5 to the filing referenced in the next column)

4.4        Convertible Secured Note executed by Covol in favor of         (9)
           OZ Master Fund, Ltd., dated as of March 17, 1999 (filed as exhibit 10.58.1 to the filing referenced in the next column)

5.1        Opinion of Callister Nebeker & McCullough regarding             *
           legality of shares


10.1       Securities Purchase Agreement dated September 17, 1999        (10)
           between Aspen Capital Resources, L.L.C. and Covol

10.2       Security Agreement dated September 17, 1999 between           (10)
           Aspen Capital Resources, L.L.C. and Covol


23.1       Consent of PricewaterhouseCoopers LLP                           *

24.1       Power of Attorney (included in Part II of this
           Registration Statement)
------------------------


*        Attached hereto.


Unless another exhibit number is indicated as the exhibit number for the exhibit as "originally filed," the exhibit number in the filing in which any exhibit was originally filed and to which reference is made hereby is the same as the exhibit number assigned herein to the exhibit.

(1) Incorporated by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10, filed February 26, 1996.
(2) Incorporated herein by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form 10/A, Amendment No. 2, dated April 24, 1996.
(3) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1997.
(4) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, dated August 19, 1997.
(5) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated September 18, 1997, filed October 28, 1997.
(6) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 1998.
(7) Incorporated by reference to the indicated exhibit filed with the Registrant's Annual Report on Form 10-K, for the fiscal year ended September 30, 1998.
(8) Incorporated by reference to the indicated exhibit filed with the Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1998.
(9) Incorporated by reference to the indicated exhibit filed with the Registrant's Current Report on Form 8-K, for event dated March 17, 1999, filed on March 24, 1999.

(10) Incorporated by reference to the indicated exhibit filed with the Registrant's Registration Statement on Form S-3/A, Amendment No. 4, filed on October 7, 1999.




         Item 17.  Undertakings.

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii)  To  include  any  material   information  with
         respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                           [INTENTIONALLY LEFT BLANK]

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah on October 28, 1999


                                           COVOL TECHNOLOGIES, INC.



                                           By: /s/   Kirk A. Benson
                                               ---------------------------------
                                               Chief Executive Officer, Chairman

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below in so signing also makes, constitutes and appoints Harlan M. Hatfield and Stanley M. Kimball and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


Signature                       Title                                 Date


/s/   Kirk A. Benson       Chief Executive Officer and         October 28, 1999
------------------------   Director
Name

/s/   Brent M. Cook        President and Director              October 28, 1999
------------------------
Name

/s/  Steven G. Stewart     Chief Financial and Accounting      October 28, 1999
------------------------   Officer
Name

/s/  DeLance W. Squire     Director                            October 28, 1999
------------------------
Name

/s/  James A. Herickhoff   Director                            October 28, 1999
------------------------
Name

/s/  Raymond J. Weller     Director                            October 28, 1999
------------------------
Name


/s/  John P. Hill, Jr.     Director                            October 28, 1999
------------------------
Name

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